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                                                                    EXHIBIT 12
PEI HOLDING, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                         1993          1994           1995           1996           1997
                                                       --------      --------       --------       --------       --------
Income (loss) from continuing operations
  before income taxes and extradordinary item              (517)        3,666         (1,578)         1,717         5,126

Fixed charges:
  Interest                                                3,066         3,360          4,282          5,313         5,384
  33% of rental expense                                     597           543            492            535         1,054
                                                       --------      --------       --------       --------       --------
  Total fixed charges                                     3,663         3,903          4,774          5,848         6,438
                                                       --------      --------       --------       --------       --------

Income (loss) plus fixed charges                          3,146         7,569          3,196          7,565        11,564
                                                       --------      --------       --------       --------       --------
Ratio of earnings to fixed charges                        NA              1.9          NA               1.3           1.8
                                                       ========      ========       ========       ========       ========

Amount by which earnings were insufficient
  to cover fixed charges                                   517          NA             1,578          NA            NA
                                                       ========      ========       ========       ========       ========
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